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                          Independent Auditors' Consent


We consent to the use in this Registration Statement on Form S-6 of Ameritas Variable Life Insurance Company Separate Account V, of our reports dated February 1, 1996 on the financial statements of Ameritas Variable Life Insurance Company Separate Account V and Ameritas Variable Life Insurance Company appearing in the Prospectus, which is a part of such registration statement, and to the related reference to us under the heading "Experts." Our report on the financial statements of Ameritas Variable Life Insurance Company refers to a change in accounting method.

Deloitte & Touche LLP



/s/ Deloitte & Touche LLP

Lincoln, Nebraska
November 4, 1996